As filed with the Securities and Exchange Commission on January 14, 2019

Registration No. 333-215204

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1

ON

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMMURON LIMITED

(Exact Name of Registrant as Specified in its Charter)

Australia	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Level 3, 62 Lygon Street

Carlton South, Victoria, 3053, Australia

Tel: +61 (0) 398 245 254

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Suite 204, Newark, DE 19711

Tel: (302) 738-6680

Fax: (302) 738-7210

(Name, address and telephone number of agent for service)

Copies of all Correspondence to:

Steven J. Glusband, Esq.

Carter Ledyard & Milburn LLP

2 Wall Street

New York, NY 10005

Tel: 212-238-8605

Fax: 212-732-3232

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

On December 21, 2016, we filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form F-1 (File No. 333-215204) (the “Registration Statement” or the “Form F-1”), which was amended by pre-effective amendments filed on February 9, 2017, April 10, 2017, April 28, 2017, May 8, 2017, May 22, 2017, May 24, 2017, May 25, 2017 and May 26, 2017. The Registration Statement was declared effective by the SEC on June 8, 2017. We also filed a registration statement on Form F-1 MEF with the SEC on June 8, 2017 (the Registration Statement together with the Form F-1 MEF are also referred to as the “Registration Statement” and Form F-1”). The Registration Statement related to our initial public offering whereby we offered and sold (i) 610,000 ADSs and (ii) 701,500 Warrants to purchase ADSs, all of the foregoing having been registered pursuant to the Registration Statement.

Among the purposes of this Post-Effective Amendment on Form F-3, or, the “F-3 Post-Effective Amendment,” is to allow us to update the F-1 by including certain recent information about our company as well as automatically incorporating by reference future filings made pursuant to the Securities Exchange Act of 1934, as amended. This Post-Effective Amendment is also being filed to (i) convert the F-1 into a registration statement on Form F-3, and (ii) to register only the exercise of the Warrants already issued and outstanding, consisting of an aggregate of 701,500 ADSs issuable upon exercise of the Warrants. No further offering will be made pursuant to this F-3 Post-Effective Amendment.

All filing fees payable in connection with the registration of these securities were previously paid. This F-3 Post-Effective Amendment does not register any additional securities. This F-3 Post-Effective Amendment is being filed in compliance with Section 10(a)(3) of the Securities Act of 1933, as amended.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 14, 2019

PROSPECTUS

701,500 WARRANTS TO PURCHASE ORDINARY SHARES

We are offering 701,500 American Depositary Shares (each, an “ADS” and, collectively the “ADSs”), each representing forty (40) of our ordinary shares, or the “Ordinary Shares,” issuable upon the exercise of currently outstanding warrants, or the “Warrants,” that we issued in connection with our initial public offering of our ADSs and Warrants. The Warrants have an initial per ADS exercise price of $10.00, subject to adjustment. The Warrants will expire on June 13, 2022, five years from their date of issuance. No securities are being offered pursuant to this prospectus other than the ADSs that will be issued upon exercise of those currently outstanding Warrants. We will not receive any proceeds from the sale of those ADSs. To the extent any of the Warrants are exercised for cash, if at all, we will receive the exercise price for those Warrants.

Our ADSs trade on the NASDAQ Capital Market under the symbol “IMRN.” On January 11, 2019, the closing price of our ADSs on the NASDAQ Capital Market was US$7.75 per ADS. The closing price of the Warrants on the NASDAQ Capital Market was US$1.61 on January 11, 2019. The ADSs and Warrants are sometimes referred to as the “securities.” Our Ordinary Shares are listed on the Australian Stock Exchange under the symbol “IMC”. On January 11, 2019, the last reported sale price of the Ordinary Shares on the Australian Stock Exchange was USD$0.195, based on a foreign exchange rate of AUD 1.00 to US$0.7220 as published by the Reserve Bank of Australia on January 11, 2019.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in Securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for certain factors you should consider before investing in the ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 14, 2019

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the ADSs offered hereby, and only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the case of the U.S. Persons outside the U.S. who come into possession of this prospectus, who must inform themselves of, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to “the Company,” “Immuron,” “we,” “us” and “our” refer to Immuron Limited, a company organized under the laws of Australia, and its wholly owned subsidiaries. In this prospectus, all references to “U.S. dollars” or “US$” are to the currency of the United States, and all references to “Australian dollars,” “A$” or “AUD$” are to the currency of Australia.

Our consolidated financial statements incorporated by reference into this prospectus are prepared in Australian dollars and in accordance with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. Our consolidated financial statements incorporated into this prospectus comply with IFRS.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, forward-looking statements within the meaning of the federal securities laws. The use of the words “projects,” “expects,” “may,” “plans” or “intends,” or words of similar import, identifies a statement as “forward-looking.” The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on the assumption that the Company will not lose a significant customer or customers or experience increased fluctuations of demand or rescheduling of purchase orders, that our markets will be maintained in a manner consistent with our historical experience, that our products will remain accepted within their respective markets and will not be replaced by new technology, that competitive conditions within our markets will not change materially or adversely, that we will retain key technical and management personnel, that our forecasts will accurately anticipate market demand, and that there will be no material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. In addition, our business and operations are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business as set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F filed with the SEC and the risks relating to our securities described in this prospectus at “Risk Factors.” We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward-looking statements.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the ordinary shares that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

We are a clinical-stage biopharmaceutical company with a proprietary technology platform focused on the development and commercialization of a novel class of immunomodulator polyclonal antibodies that we believe can address significant unmet medical needs. Our oral polyclonal antibodies offer targeted delivery within the gastrointestinal (GI) track but do not cross into the bloodstream, potentially leading to much improved safety and tolerability, without sacrificing efficacy. We believe that our innovative immunotherapeutic products have the potential to transform the existing treatment paradigms for gut mediated diseases.

We currently market an OTC product, Travelan, in Australia for prevention of Traveler's Diarrhea. We also market Travelan in the U.S. and Canada as a dietary supplement for digestive tract protection. Travelan is based on the same platform as our immudolator product candidates and targets 13 strains of E-coli. Global sales for fiscal year 2018 were gross A$2 million (net: A$1.8 million). We recently began to market Protectyn, a health product targeting pathogenic bacteria and the toxins they produce in the gut to prevent gut dysbiosis, in Australia. Sales of Protectyn have not been material to date.

Our American Depositary Shares (each, an “ADS” and, collectively the “ADSs”) and warrants (each, a “Warrant”) are listed on the NASDAQ Capital Market under the symbols “IMRN” and “IMRNW,” respectively. Each ADS represents forty (40) of our ordinary shares. Each Warrant has a per ADS exercise price of US$10.00 and expires five years from the date of issuance. Our ordinary shares are also listed on the Australian Securities Exchange under the symbol “IMC.”

THE OFFERING

ADSs being offered pursuant to exercise of Warrants	701,500 ADSs issuable upon exercise of Warrants (1)
ADSs to be outstanding if all of the Warrants are exercised	701,500 ADSs representing 28,060,000 ordinary shares (2)
Ordinary shares to be outstanding if the Warrants are exercised in full	171,275,706 shares (3)
NASDAQ Capital Market symbol	“IMRN”
Use of proceeds	We will receive the exercise price of ADSs we issue to the holders of the Warrants upon their exercise, to the extent any of the Warrants are exercised, if at all. Such proceeds, if any, will be used for general corporate purposes.
Risk factors	Prospective investors should carefully consider the Risk Factors beginning on Page 5 and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of certain factors that should be considered before buying the ordinary shares offered hereby.

(1)	As of January, 11, 2019.
(2)	Includes 333,381 ADSs that are currently issued and outstanding.
(3)	Excludes 46,059,286 ordinary shares underlying outstanding exercisable option and 4,763,000 ordinary shares underlying underwriters’ warrants issued in connection with our IPO.

Corporate Information

We were incorporated under the laws of the Commonwealth of Australia in 1994 and have been listed on the Australian Securities Exchange (ASX) since April 30, 1999. Our principal executive office is located at Level 3, 62 Lygon Street, Carlton South, Victoria, Australia 3053 and our telephone number is +61 (0)3 9824 5254. Our website address is www.Immuron.com.au. The information on our website is not incorporated by reference into this prospectus.

RISK FACTORS

Investing in our ADSs pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F filed with the SEC and incorporated herein by reference and the following risks relating to our securities described below before investing in our ADSs issuable upon exercise of the Warrants. For further details, see the section entitled “Where You Can Find Additional Information”.

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may lower the trading price of our ADSs. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or risks that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

Risks Related to the Purchase of Our Securities

The market price and trading volume of our ADSs may be volatile and may be affected by economic conditions beyond our control.

The market price of our ADSs may be highly volatile and subject to wide fluctuations. In addition, the trading volume of the ADSs may fluctuate and cause significant price variations to occur. If the market price of the ADSs declines significantly, you may be unable to resell your ADSs at or above the purchase price, if at all. We cannot assure you that the market price of the ADSs will not fluctuate or significantly decline in the future.

Some specific factors that could negatively affect the price of the ADSs or result in fluctuations in their price and trading volume include:

●	actual or expected fluctuations in our operating results;
●	changes in market valuations of similar companies;
●	changes in our key personnel;
●	changes in financial estimates or recommendations by securities analysts;
●	trading prices of our ordinary shares on the ASX;
●	changes in trading volume of ADSs on NASDAQ Capital Market, or NASDAQ, and of our ordinary shares on the ASX;
●	sales of the ADSs or ordinary shares by us, our executive officers or our shareholders in the future; and
●	conditions in the financial markets or changes in general economic conditions.

The dual listing of our ordinary shares and the ADSs may adversely affect the liquidity and value of the ADSs.

Our ordinary shares are listed on the ASX. We cannot predict the effect of this dual listing on the value of our ordinary shares and ADSs. However, the dual listing of our ordinary shares and ADSs may dilute the liquidity of these securities in one or both markets and may impair the development of an active trading market for the ADSs in the U.S. The trading price of the ADSs could also be adversely affected by trading in our ordinary shares on the ASX.

As a foreign private issuer, we are permitted, and we expect to follow certain home country corporate governance practices in lieu of certain NASDAQ requirements applicable to domestic issuers. This may afford less protection to holders of our ADSs.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the NASDAQ Stock Market Rules. Among other things, as a foreign private issuer we have elected to follow home country practice with regard to the composition of the board of directors and the audit committee, the financial expert, director nomination procedure, compensation of officers and quorum at shareholders’ meetings. In addition, we may follow our home country law, instead of the NASDAQ Stock Market Rules, which require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company. Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

As a foreign private issuer, we are permitted to file less information with the SEC than a company incorporated in the U.S. Accordingly, there may be less publicly available information concerning us than there is for companies incorporated in the U.S.

As a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose disclosure requirements as well as procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as a company that files as a U.S. company whose securities are registered under the Exchange Act, nor are we required to comply with the SEC’s Regulation FD, which restricts the selective disclosure of material non-public information. Accordingly, there may be less information publicly available concerning us than there is for a company that files as a domestic issuer.

We are an emerging growth company as defined in the JOBS Act and the reduced disclosure requirements applicable to emerging growth companies may make the ADSs less attractive to investors and, as a result, adversely affect the price of the ADSs and result in a less active trading market for the ADSs.

We are an emerging growth company as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. For example, we have elected to rely on an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act relating to internal control over financial reporting, and we will not provide such an attestation from our auditors for so long as we qualify as an emerging growth company.

We may avail ourselves of these disclosure exemptions until we are no longer an emerging growth company. We cannot predict whether investors will find the ADSs less attractive because of our reliance on some or all of these exemptions. If investors find the ADSs less attractive, it may cause the trading price of the ADSs to decline and there may be a less active trading market for the ADSs.

We will cease to be an emerging growth company upon the earliest of:

●	the end of the fiscal year in which the fifth anniversary of completion of our IPO occurs;
●	the end of the first fiscal year in which the market value of our ordinary shares held by non-affiliates exceeds US$700 million as of the end of the second quarter of such fiscal year;
●	the end of the first fiscal year in which we have total annual gross revenues of at least US$1.07 billion; and
●	the date on which we have issued more than US$1 billion in non-convertible debt securities in any rolling three-year period.

Management has identified certain matters involving our internal controls over our financial reporting that are material weaknesses under applicable standards.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a015(f) of the Exchange Act). We previously reported material weaknesses in our internal control over financial reporting surrounding our monitoring controls when assessing certain significant transactions and properly performing certain reviews and monitoring controls in the preparation of the financial statements in accordance with IFRS, as issued by IASB. Management has determined that, as at June 30, 2018, these material weaknesses in the Company’s internal control over financial reporting related to the financial closing and reporting processes have not been remediated.

Management assessed the effectiveness of our internal control over financial reporting as of June 30, 2018, utilizing the criteria described in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation and the criteria issued by COSO, our management, with the participation of our Chief Executive Officer and Chief Financial Officer, concluded that, as of June 30, 2018, our internal control over financial reporting was not effective because of the material weaknesses described above.

Plan for Remediation of Material Weakness

Our Management is currently addressing the material weaknesses in internal control over financial reporting and is committed to remediating it as expeditiously as possible. Management intends to devote significant time and resources to the remediation effort. Management plans to take the following steps to improve our internal control over financial reporting and to remediate the identified material weakness:

●	Evaluate the staffing level and qualifications of finance department personnel, and make changes as deemed appropriate;
●	Evaluate the need to deploy additional software systems to assist in automating and controlling certain processes within the finance function;

●	Enhance our processes and procedures through expanded use of checklists for key tasks to improve effectiveness and efficiency: and
●	Evaluate the utilization of external resources, to provide greater assurance that these resources are effectively managed, and deployed, and make changes as appropriate.

Any future failure to maintain such internal controls could adversely impact our ability to report our financial results on a timely and accurate basis, which could result in our inability to satisfy our reporting obligations or result in material misstatements in our financial statements. If our financial statements are not accurate, investors may not have a complete understanding of our operations or may lose confidence in our reported financial information, which could result in a material adverse effect on our business or have a negative effect on the trading price of our ordinary shares and ADSs.

ADS holders may be subject to additional risks related to holding ADSs rather than ordinary shares.

ADS holders do not hold ordinary shares directly and, as such, are subject to, among others, the following additional risks:

●	As an ADS holder, we will not treat you as one of our shareholders and you will not be able to exercise shareholder rights, except through the ADR depositary as permitted by the deposit agreement.
●	Distributions on the ordinary shares represented by your ADSs will be paid to the ADR depositary, and before the ADR depositary makes a distribution to you on behalf of your ADSs, any withholding taxes that must be paid will be deducted. Additionally, if the exchange rate fluctuates during a time when the ADR depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
●	We and the ADR depositary may amend or terminate the deposit agreement without the ADS holders’ consent in a manner that could prejudice ADS holders.

You must act through the ADR depositary to exercise your voting rights and, as a result, you may be unable to exercise your voting rights on a timely basis.

As a holder of ADSs (and not the ordinary shares underlying your ADSs), we will not treat you as one of our shareholders, and you will not be able to exercise shareholder rights. The ADR depositary will be the holder of the ordinary shares underlying your ADSs, and ADS holders will be able to exercise voting rights with respect to the ordinary shares represented by the ADS only in accordance with the deposit agreement relating to the ADSs. There are practical limitations on the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with these holders. For example, holders of our ordinary shares will receive notice of shareholders’ meetings by mail and will be able to exercise their voting rights by either attending the shareholders meeting in person or voting by proxy. ADS holders, by comparison, will not receive notice directly from us. Instead, in accordance with the deposit agreement, we will provide notice to the ADR depositary of any such shareholders meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date. If we so instruct, the ADR depositary will mail to holders of ADSs the notice of the meeting and a statement as to the manner in which voting instructions may be given by holders as soon as practicable after receiving notice from us of any such meeting. To exercise their voting rights, ADS holders must then instruct the ADR depositary as to voting the ordinary shares represented by their ADSs. Due to these procedural steps involving the ADR depositary, the process for exercising voting rights may take longer for ADS holders than for holders of ordinary shares. The ordinary shares represented by ADSs for which the ADR depositary fails to receive timely voting instructions will not be voted.

If we are classified as a “passive foreign investment company,” then our U.S. shareholders could suffer adverse tax consequences as a result.

Generally, if, for any taxable year, at least 75% of our gross income is passive income (including our pro rata share of the gross income of our 25% or more owned corporate subsidiaries) or at least 50% of the average quarterly value of our gross assets (including our pro rata share of the gross assets of our 25% or more owned corporate subsidiaries) is attributable to assets that produce passive income or are held for the production of passive income, including cash, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. For purposes of these tests, passive income includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. If we are characterized as a PFIC, a U.S. holder of our ordinary shares or ADSs may suffer adverse tax consequences, including having gains recognized on the sale of our ordinary shares or ADSs treated as ordinary income, rather than capital gain, the loss of the preferential rate applicable to dividends received on our ordinary shares or ADSs by individuals who are U.S. holders, and having interest charges added to their tax on distributions from us and on gains from the sale of our ordinary shares or ADSs. See “Taxation.”

U.S. Federal Income Tax Considerations—Passive Foreign Investment Company

Our status as a PFIC may also depend, in part, on how quickly we utilize the cash proceeds from our IPO, in our business. Since PFIC status depends on the composition of our income and the composition and value of our assets, which may be determined in large part by reference to the market value of our ordinary shares or ADSs, which may be volatile, there can be no assurance that we will not be a PFIC for any taxable year. While we expect that we were not a PFIC for our taxable year ended June 30, 2018, no assurance of our PFIC status can be provided for such taxable year or future taxable years. Prospective U.S. investors should discuss the issue of our possible status as a PFIC with their tax advisors.

Currency fluctuations may adversely affect the price of our ordinary shares and ADSs

Our ordinary shares are quoted in Australian dollars on the ASX and the ADSs are quoted in U.S. dollars on NASDAQ. Movements in the Australian dollar/U.S. dollar exchange rate may adversely affect the U.S. dollar price of the ADSs. In the past year the Australian dollar has generally weakened against the U.S. dollar. However, this trend may not continue and may be reversed. If the Australian dollar weakens against the U.S. dollar, the U.S. dollar price of the ADSs could decline, even if the price of our ordinary shares in Australian dollars increases or remains unchanged.

We have never declared or paid dividends on our ordinary shares and we do not anticipate paying dividends in the foreseeable future.

We have never declared or paid cash dividends on our ordinary shares. For the foreseeable future, we currently intend to retain all available funds and any future earnings to support our operations and to finance the growth and development of our business. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to compliance with applicable laws and covenants under current or future credit facilities, which may restrict or limit our ability to pay dividends, and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. As a result, a return on your investment will only occur if our ADS price appreciates.

You may not receive distributions on our ordinary shares represented by the ADSs or any value for such distribution if it is illegal or impractical to make them available to holders of ADSs.

While we do not anticipate paying any dividends on our ordinary shares in the foreseeable future, if such a dividend is declared, the depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, in accordance with the limitations set forth in the deposit agreement, it may be unlawful or impractical to make a distribution available to holders of ADSs. We have no obligation to take any other action to permit the distribution of the ADSs, ordinary shares, rights or anything else to holders of the ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value from them if it is unlawful or impractical to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

Australian takeover laws may discourage takeover offers being made for us or may discourage the acquisition of a significant position in our ordinary shares or ADSs.

We are incorporated in Australia and are subject to the takeover laws of Australia. Among other things, we are subject to the Australian Corporations Act 2001, or the Corporations Act. Subject to a range of exceptions, the Corporations Act prohibits the acquisition of a direct or indirect interest in our issued voting shares if the acquisition of that interest will lead to a person’s voting power in us increasing to more than 20%, or increasing from a starting point that is above 20% and below 90%. Australian takeover laws may discourage takeover offers being made for us or may discourage the acquisition of a significant position in our ordinary shares. This may have the ancillary effect of entrenching our board of directors and may deprive or limit our shareholders’ or ADS holders’ opportunity to sell their ordinary shares or ADSs and may further restrict the ability of our shareholders and ADS holders to obtain a premium from such transactions.

Our Constitution and Australian laws and regulations applicable to us may adversely affect our ability to take actions that could be beneficial to our shareholders.

As an Australian company, we are subject to different corporate requirements than a corporation organized under the laws of the states of the U.S. Our Constitution, as well as the Australian Corporations Act, set forth various rights and obligations that are unique to us as an Australian company. These requirements may operate differently than those of many U.S. companies.

You will have limited ability to bring an action against us or against our directors and officers, or to enforce a judgment against us or them, because we are incorporated in Australia and certain of our directors and officers reside outside the U.S.

We are incorporated in Australia, the majority of our directors and officers at present reside outside the U.S. and substantially all of the assets owned by those persons are located outside of the U.S. also. As a result, it may be impracticable or at least more expensive for you to bring an action against us or against these individuals in Australia in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise.

You may be subject to limitations on transfer of the ADSs.

The ADSs are only transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the Deposit Agreement, or for any other reason.

Australian companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

Australian companies may not have standing to initiate a shareholder derivative action in a federal court of the U.S. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of an Australian company being more limited than those of shareholders of a company organized in the U.S. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. Australian courts are also unlikely to recognize or enforce against us judgments of courts in the U.S. based on certain liability provisions of U.S. securities law and to impose liabilities against us, in original actions brought in Australia, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in Australia of judgments obtained in the U.S., although the courts of Australia may recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits, upon being satisfied about all the relevant circumstances in which that judgment was obtained.

Anti-takeover provisions in our Constitution and our right to issue preference shares could make a third-party acquisition of us difficult.

Some provisions of our Constitution may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that only require one-third of our board of directors to be elected annually and authorize our board of directors to issue an unlimited number of shares of capital stock and preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares by amending the Constitution.

USE OF PROCEEDS

All of the proceeds from the sale of any ordinary shares offered under this prospectus are for the account of the Selling Shareholders. Accordingly, we will not receive any proceeds from the sales of these securities.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

DESCRIPTION OF ORDINARY SHARES

General

The following description of our ordinary shares is only a summary. We encourage you to read our Constitution, which is included as an exhibit to this registration statement, of which this prospectus forms a part.

We are a public company limited by shares registered under the Corporations Act by the Australian Securities and Investments Commission, or ASIC. Our corporate affairs are principally governed by our Constitution, the Corporations Act and the ASX Listing Rules. Our ordinary shares trade on the ASX, and our ADSs and Warrants trade on NASDAQ.

The Australian law applicable to our Constitution is not significantly different than a U.S. company’s charter documents except we do not have a limit on our authorized share capital, the concept of par value is not recognized under Australian law and as further discussed under “—Our Constitution.”

Subject to restrictions on the issue of securities in our Constitution, the Corporations Act and the ASX Listing Rules and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that our board of directors determine.

The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia, the ASX Listing Rules, the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to our ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of, and to be present, vote and speak at, general meetings.

Our Constitution

Our Constitution is similar in nature to the bylaws of a U.S. corporation. It does not provide for or prescribe any specific objectives or purposes of Immuron. Our Constitution is subject to the terms of the ASX Listing Rules and the Corporations Act. It may be amended or repealed and replaced by special resolution of shareholders, which is a resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.

Under Australian law, a company has the legal capacity and powers of an individual both within and outside Australia. The material provisions of our Constitution are summarized below. This summary is not intended to be complete nor to constitute a definitive statement of the rights and liabilities of our shareholders. Our Constitution is filed as an exhibit to the registration statement, of which this prospectus forms a part.

Interested Directors

A director may not vote in respect of any contract or arrangement in which the director has, directly or indirectly, any material interest according to our Constitution. Such director must not be counted in a quorum, must not vote on the matter and must not be present at the meeting while the matter is being considered. However, that director may execute or otherwise act in respect of that contract or arrangement notwithstanding any material personal interest.

Unless a relevant exception applies, the Corporations Act requires our directors to provide disclosure of certain interests or conflicts of interests and prohibits directors from voting on matters in which they have a material personal interest and from being present at the meeting while the matter is being considered. In addition, the Corporations Act and the ASX Listing Rules require shareholder approval of any provision of related party benefits to our directors.

Borrowing Powers Exercisable by Directors

Pursuant to our Constitution, the management and control of our business affairs are vested in our board of directors. Our board of directors has the power to raise or borrow money, and charge any of our property or business or any uncalled capital, and may issue debentures or give any other security for any of our debts, liabilities or obligations or of any other person, in each case, in the manner and on terms it deems fit.

Retirement of Directors

Pursuant to our Constitution and the ASX Listing Rules, there must be an election of Directors at each annual general meeting. The directors, other than the managing director, who are to stand for election at each annual general meeting are: (i) any Director required to retire after a period of 3 years in office, (ii) any Director appointed by the other Directors in the year preceding the annual general meeting, (iii) any new directors, or (iv) if no person is standing for election for the aforementioned reasons then the director longest in office since last being elected. A director, other than the director who is the Chief Executive Officer, must retire from office at the conclusion of the third annual general meeting after which the director was elected. Retired directors are eligible for a re-election to the board of directors unless disqualified from acting as a director under the Corporations Act or our Constitution.

Rights and Restrictions on Classes of Shares

The rights attaching to our ordinary shares are detailed in our Constitution. Our Constitution provides that our directors may issue shares with preferred, deferred or other special rights, whether in relation to dividends, voting, return of share capital, or otherwise as our board of directors may determine. Subject to any approval which is required from our shareholders under the Corporations Act and the ASX Listing Rules (see “—Exemptions from Certain NASDAQ Corporate Governance Rules” and “—Change of Control”), any rights and restrictions attached to a class of shares, we may issue further shares on such terms and conditions as our board of directors resolve. Currently, our outstanding share capital consists of only one class of ordinary shares.

Dividend Rights

Our board of directors may from time to time determine to pay dividends to shareholders. All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for our benefit until claimed or otherwise disposed of in accordance with our Constitution.

Voting Rights

Under our Constitution, and subject to any voting exclusions imposed under the ASX Listing Rules (which typically exclude parties from voting on resolutions in which they have an interest), the rights and restrictions attaching to a class of shares, each shareholder has one vote on a show of hands at a meeting of the shareholders unless a poll is demanded under the Constitution or the Corporations Act. On a poll vote, each shareholder shall have one vote for each fully paid share and a fractional vote for each share held by that shareholder that is not fully paid, such fraction being equivalent to the proportion of the amount that has been paid to such date on that share. Shareholders may vote in person or by proxy, attorney or representative. Under Australian law, shareholders of a public company are not permitted to approve corporate matters by written consent. Our Constitution does not provide for cumulative voting.

Note that ADS holders may not directly vote at a meeting of the shareholders but may instruct the depositary to vote the number of deposited ordinary shares their ADSs represent.

Right to Share in Our Profits

Pursuant to our Constitution, our shareholders are entitled to participate in our profits only by payment of dividends. Our board of directors may from time to time determine to pay dividends to the shareholders; however, no dividend is payable except in accordance with the thresholds set out in the Corporations Act.

Rights to Share in the Surplus in the Event of Liquidation

Our Constitution provides for the right of shareholders to participate in a surplus in the event of our liquidation, subject to the rights attaching to a class of shares.

No Redemption Provision for Ordinary Shares

There are no redemption provisions in our Constitution in relation to ordinary shares. Under our Constitution, any preference shares may be issued on the terms that they are, or may at our option be, liable to be redeemed.

Variation or Cancellation of Share Rights

Subject to the terms of issue of shares of that class, the rights attached to shares in a class of shares may only be varied or cancelled by a special resolution of Immuron together with either:

●	a special resolution passed at a separate general meeting of members holding shares in the class; or

●	the written consent of members with at least 75% of the shares in the class.

Directors May Make Calls

Our Constitution provides that subject to the terms on which the shares have been issued directors may make calls on a shareholder for amounts unpaid on shares held by that shareholder, other than monies payable at fixed times under the conditions of allotment. Shares represented by the ADSs issued in this offering will be fully paid and will not be subject to calls by directors.

General Meetings of Shareholders

General meetings of shareholders may be called by our board of directors. Except as permitted under the Corporations Act, shareholders may not convene a meeting. The Corporations Act requires the directors to call and arrange to hold a general meeting on the request of shareholders with at least 5% of the votes that may be cast at a general meeting or at least 100 shareholders who are entitled to vote at the general meeting. Notice of the proposed meeting of our shareholders is required at least 28 clear days prior to such meeting under the Corporations Act.

Foreign Ownership Regulation

There are no limitations on the rights to own securities imposed by our Constitution. However, acquisitions and proposed acquisitions of securities in Australian companies may be subject to review and approval by the Australian Federal Treasurer under the Foreign Acquisitions and Takeovers Act 1975, or the FATA, which generally applies to acquisitions or proposed acquisitions:

●	by a foreign person (as defined in the FATA) or associated foreign persons that would result in such persons having an interest in 20% or more of the issued shares of, or control of 20% or more of the voting power in, an Australian company; and

●	by non-associated foreign persons that would result in such foreign person having an interest in 40% or more of the issued shares of, or control of 40% or more of the voting power in, an Australian company, where the Australian company is valued above the monetary threshold prescribed by FATA.

However, no such review or approval under the FATA is required if the foreign acquirer is a U.S. entity and the value of the target is less than AUD$1,094 million.

The Australian Federal Treasurer may prevent a proposed acquisition in the above categories or impose conditions on such acquisition if the Treasurer is satisfied that the acquisition would be contrary to the national interest. If a foreign person acquires shares or an interest in shares in an Australian company in contravention of the FATA, the Australian Federal Treasurer may order the divestiture of such person’s shares or interest in shares in that Australian company.

Ownership Threshold

There are no provisions in our Constitution that require a shareholder to disclose ownership above a certain threshold. The Corporations Act, however, requires a shareholder to notify us and the ASX once it, together with its associates, acquires a 5% interest in our ordinary shares, at which point the shareholder will be considered to be a “substantial” shareholder. Further, once a shareholder owns a 5% interest in us, such shareholder must notify us and the ASX of any increase or decrease of 1% or more in its holding of our ordinary shares, and must also notify us and the ASX on its ceasing to be a “substantial” shareholder. Upon becoming a U.S. public company, our shareholders become subject to disclosure requirements under U.S. securities laws.

Issues of Shares and Change in Capital

Subject to our Constitution, the Corporations Act, the ASX Listing Rules and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with preferred, deferred or other special rights and restrictions and for the consideration and other terms that the directors determine.

Subject to the requirements of our Constitution, the Corporations Act, the ASX Listing Rules and any other applicable law, including relevant shareholder approvals, we may consolidate or divide our share capital into a larger or smaller number by resolution, reduce our share capital (provided that the reduction is fair and reasonable to our shareholders as a whole and does not materially prejudice our ability to pay creditors) or buy back our ordinary shares whether under an equal access buy-back or on a selective basis.

Change of Control

Takeovers of listed Australian public companies, such as Immuron are regulated by the Corporations Act, which prohibits the acquisition of a “relevant interest” in issued voting shares in a listed company if the acquisition will lead to that person’s or someone else’s voting power in Immuron increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%, subject to a range of exceptions.

Generally, a person will have a relevant interest in securities if the person:

●	is the holder of the securities;

●	has power to exercise, or control the exercise of, a right to vote attached to the securities; or

●	has the power to dispose of, or control the exercise of a power to dispose of, the securities, including any indirect or direct power or control.

If, at a particular time, a person has a relevant interest in issued securities and the person:

●	has entered or enters into an agreement with another person with respect to the securities;

●	has given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities (whether the right is enforceable presently or in the future and whether or not on the fulfillment of a condition);

●	has granted or grants an option to, or has been or is granted an option by, another person with respect to the securities; or

●	the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised;

the other person is taken to already have a relevant interest in the securities.

There are a number of exceptions to the above prohibition on acquiring a relevant interest in issued voting shares above 20%. In general terms, some of the more significant exceptions include:

●	when the acquisition results from the acceptance of an offer under a formal takeover bid;

●	when the acquisition is conducted on market by or on behalf of the bidder under a takeover bid, the acquisition occurs during the bid period, the bid is for all the voting shares in a bid class and the bid is unconditional or only conditioned on prescribed matters set out in the Corporations Act;

●	when shareholders of Immuron approve the takeover by resolution passed at general meeting;

●	an acquisition by a person if, throughout the six months before the acquisition, that person or any other person has had voting power in Immuron of at least 19% and, as a result of the acquisition, none of the relevant persons would have voting power in Immuron more than three percentage points higher than they had six months before the acquisition;

●	when the acquisition results from the issue of securities under a rights issue;

●	when the acquisition results from the issue of securities under dividend reinvestment schemes;

●	when the acquisition results from the issue of securities under underwriting arrangements;

●	when the acquisition results from the issue of securities through operation of law;

●	an acquisition that arises through the acquisition of a relevant interest in another listed company which is listed on a prescribed financial market or a financial market approved by ASIC;

●	an acquisition arising from an auction of forfeited shares conducted on-market; or

●	an acquisition arising through a compromise, arrangement, liquidation or buy-back.

Breaches of the takeovers provisions of the Corporations Act are criminal offenses. ASIC and the Australian Takeover Panel have a wide range of powers relating to breaches of takeover provisions, including the ability to make orders canceling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities. There are certain defenses to breaches of the takeover provisions provided in the Corporations Act.

Access to and Inspection of Documents

Inspection of our records is governed by the Corporations Act. Any member of the public has the right to inspect or obtain copies of our registers on the payment of a prescribed fee. Shareholders are not required to pay a fee for inspection of our registers or minute books of the meetings of shareholders. Other corporate records, including minutes of directors’ meetings, financial records and other documents, are not open for inspection by shareholders. Where a shareholder is acting in good faith and an inspection is deemed to be made for a proper purpose, a shareholder may apply to the court to make an order for inspection of our books.

Exemptions from Certain NASDAQ Corporate Governance Rules

The NASDAQ listing rules allow for a foreign private issuer, such as Immuron, to follow its home country practices in lieu of certain of the NASDAQ’s corporate governance standards. We rely on exemptions from certain corporate governance standards that are contrary to the laws, rules, regulations or generally accepted business practices in Australia. These exemptions being sought are described below:

●	We rely on an exemption from the independence requirements for a majority of our board of directors as prescribed by NASDAQ Listing Rules. The ASX Listing Rules do not require us to have a majority of independent directors although ASX Corporate Governance Principles and Recommendations do recommend a majority of independent directors. During fiscal 2018, we did not have a majority of directors who were “independent” as defined in the ASX Corporate Governance Principles and Recommendations, which definition differs from NASDAQ’s definition. Accordingly, because Australian law and generally accepted business practices in Australia regarding director independence differ to the independence requirements under NASDAQ Listing Rules, we seek to claim this exemption.

●	We rely on an exemption from the requirement that our independent directors meet regularly in executive sessions under NASDAQ Listing Rules. The ASX Listing Rules and the Corporations Act do not require the independent directors of an Australian company to have such executive sessions and, accordingly, we seek to claim this exemption.

●	We rely on an exemption from the requirement prescribed by NASDAQ Listing Rules that issuers obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase or other compensation plans. Applicable Australian law and the ASX Listing Rules differ from NASDAQ requirements, with the ASX Listing Rules providing generally for prior shareholder approval in numerous circumstances, including (i) issuance of equity securities exceeding 15% of our issued share capital in any 12-month period (but, in determining the 15% limit, securities issued under an exception to the rule or with shareholder approval are not counted), (ii) issuance of equity securities to related parties (as defined in the ASX Listing Rules) and (iii) issuances of securities to directors or their associates under an employee incentive plan. Due to differences between Australian law and rules and the NASDAQ shareholder approval requirements, we seek to claim this exemption.

●	We rely on an exemption from the requirement that issuers must maintain charters for each of the following committees in compliance with NASDAQ Listing Rules: audit committee, nomination committee and compensation committee. In addition, we rely on an exemption from the requirement that issuers must maintain a code of conduct in compliance with NASDAQ Listing Rules. Applicable Australian law does not require the Company to maintain any charters for their committees nor does such law require the Company maintain a code of conduct.

Ordinary Shares Eligible For Future Sale

Future sales of substantial amounts of our ordinary shares or ADSs in the public market in the United States or in Australia, including ordinary shares issued upon exercise of outstanding Warrants or options, or the possibility of such sales, could negatively affect the market price in the United States of the ADSs and our ability to raise equity capital in the future.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent forty (40) shares (or a right to receive forty (40) shares) deposited with the principal Melbourne, Victoria, Australia offices of Australia and New Zealand Banking Group Ltd, Hongkong Bank of Australia and National Australia Bank Limited as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, also referred to as DRS, is a system administered by The Depository Trust Company, also referred to DTC, under which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Australian law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which summarizes certain terms of your ADSs. A copy of the deposit agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the deposit agreement on the SEC’s website at http://www.sec.gov.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

●	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution (or ADSs representing those shares).

●	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

●	Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, subject to the laws of Australia and of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

$0.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

●         Change the nominal or par value of our shares

●         Reclassify, split up or consolidate any of the deposited securities

●         Distribute securities on the shares that are not distributed to you

●         Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs, which ownership will be confirmed by statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

DESCRIPTION OF WARRANTS

The following summary of certain terms of the Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the ADS Warrant Agent Agreement and Form of Global Warrant to Purchase ADSs, which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms set forth in the ADS Warrant Agent Agreement and Form of Global Warrant to Purchase ADSs. Warrants issued in connection with this offering will be administered by The Bank of New York Mellon as Warrant Agent.

●      Global Certificates, Book-entry Interests. The Warrants will be represented by one or more global certificates in registered form. The global certificate will be deposited with the Warrant Agent as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Ownership of interests in the global warrant certificate will be limited to persons that have accounts with DTC or persons that have accounts with DTC participants. Book-entry interests in the Warrants will be shown on, and transfers of such interests will be effected only through records maintained by DTC and its participants. So long as the Warrants are held in global form, DTC will be considered the sole holder of the Warrants. Beneficial owners must rely on the procedures of the participants through which they own book-entry interests to exercise their Warrants or transfer their Warrants.

●      Exercisability. The Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise. The Company will pay the ADS issuance fee of US$ 0.05 per ADS and any other applicable charges and taxes in connection with any such exercise.

●      Maximum Percentage. A holder of a Warrant shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates and certain other persons), would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the ordinary shares outstanding immediately after giving effect to such exercise. Subject to certain exceptions, “beneficial ownership” for purposes of determining the Maximum Percentage is calculated in accordance with Section 13(d) of the Exchange Act and the regulations of the SEC thereunder. Upon request by a Warrant holder, we will provide current information regarding the number of our outstanding ordinary shares.

●      Exercise Price. The initial exercise price per ADS purchasable upon exercise of the Warrants is $10.00. The Warrants may not be exercised on a “cashless” or “net exercise” basis except in certain limited circumstances.

●      Restrictive Legend Events. We will notify the Warrant Agent and each holder if we are unable to deliver ADSs via DTC transfer or otherwise (without restrictive legend), because (a) the SEC has issued a stop order with respect to the registration statement relating to the ADSs, (b) the SEC otherwise has suspended or withdrawn the effectiveness of such registration statement, either temporarily or permanently, (c) we have suspended or withdrawn the effectiveness of the registration statement, either temporarily or permanently, or (d) otherwise (each a “Restrictive Legend Event”). If a Restrictive Legend Event occurs after a Warrant holder has exercised a Warrant in accordance with its terms but prior to the delivery of the ADSs, or if we do not cause the depositary to timely deliver ADSs to a Warrant holder upon exercise of the Warrants, we will be obligated to pay a cash buy-in amount to the holder of the Warrants who did not receive ADSs upon such holder’s exercise of Warrants.

●      Anti-Dilution Provisions. The exercise price per Warrant and the numbers of Warrants shall be subject to adjustment from time to time in accordance with the ASX Listing Rules upon the occurrence of certain stock dividends and distributions, stock splits, stock subdivisions and combinations, reclassifications, rights issues, or similar events affecting our ADSs or ordinary shares, or upon the occurrence of a change in ADS ratio.

●      Transferability. Subject to applicable laws, the Warrants may be transferred at the option of the holders upon surrender of the Warrants to us together with the appropriate instruments of transfer.

●      Warrant Agent and Exchange Listing. The Warrants will be issued in registered form under an ADS Warrant Agent Agreement between The Bank of New York Mellon, as warrant agent and us and listed on The NASDAQ Capital Market under the symbol “IMRNW.”

●      Rights as a Shareholder. Except as otherwise provided in the ADS Warrant Agent Agreement or by virtue of such holder’s ownership of ADSs or ordinary shares, the holder of Warrants does not have rights or privileges of a holder of ADSs or ordinary shares, including any voting rights, until the holder exercises the Warrant.

PLAN OF DISTRIBUTION

We will deliver ADSs offered hereby upon exercise of the Warrants we issued in June 2017. As of the date of this prospectus, the Warrants were exercisable for a total of up to 701,500 ADSs, which can be adjusted pursuant to the terms of the Warrants, and no more of the Warrants will be issued. We will not issue fractional ADSs upon exercise of the Warrants. In order to exercise any of the Warrants, the holder must deliver the information required in the Warrants, along with payment for the exercise price of the ADSs to be purchased. We will then cause to be delivered ADSs.

TAXATION

Holders of our ADSs should consult their own tax advisors as to the United States, Australian or other tax consequences of the purchase, ownership and disposition of ADSs, including, in particular, the effect of any foreign, state or local taxes.

AUSTRALIAN TAX CONSEQUENCES

In this section we discuss the material Australian tax considerations that apply to non-Australian tax residents with respect to the acquisition, ownership and disposal of the absolute beneficial ownership of ADSs, which are evidenced by ADRs. This discussion is based upon existing Australian tax law as of the date of this prospectus, which is subject to change, possibly retrospectively. This discussion does not address all aspects of Australian income tax law which may be important to particular investors in light of their individual investment circumstances, such as ADSs or shares held by investors subject to special tax rules (for example, financial institutions, insurance companies or tax exempt organizations). In addition, this summary does not discuss any foreign or state tax considerations, other than stamp duty. Prospective investors are urged to consult their tax advisors regarding the Australian and foreign income and other tax considerations of the purchase, ownership and disposition of the ADSs or shares.

Nature of ADSs for Australian Taxation Purposes

Holders of our ADSs are treated as the owners of the underlying ordinary shares for Australian income tax and capital gains tax purposes. Therefore, dividends paid on the underlying ordinary shares will be treated for Australian tax purposes as if they were paid directly to the owners of ADSs, and the disposal of ADSs will be treated for Australian tax purposes as the disposal of the underlying ordinary shares. In the following analysis we discuss the application of the Australian income tax and capital gains tax rules to non-Australian resident holders of ADSs.

Taxation of Dividends

Australia operates a dividend imputation system under which dividends may be declared to be ‘franked’ to the extent of tax paid on company profits. Fully franked dividends are not subject to dividend withholding tax. Dividends that are not franked or are partly franked and are paid to non-Australian resident shareholders are subject to dividend withholding tax, but only to the extent the dividends are not franked.

Unfranked dividends paid to a non-resident shareholder are subject to withholding tax at 30%, unless the shareholder is a resident of a country with which Australia has a double taxation agreement. In accordance with the provisions of the Double Taxation Convention between Australia and the U.S., the maximum rate of Australian tax on unfranked dividends to which a resident of the U.S. is beneficially entitled is 15%, where the U.S. resident holds less than 10% of the voting rights in our company, or 5% where the U.S. resident holds 10% or more of the voting rights in our company. The Double Taxation Convention between Australia and the U.S. does not apply to limit the tax rate on dividends where the ADSs are effectively connected to a permanent establishment or a fixed base carried on by the owner of the ADSs in Australia through which the shareholder carries on business or provides independent personal services, respectively.

Tax on Sales or Other Dispositions of Shares - Capital Gains Tax

Australian capital gains derived by non-Australian residents in respect of the disposal of capital assets that are not taxable Australian property will be disregarded. Non-Australian resident shareholders will not be subject to Australian capital gains tax on the capital gain made on a disposal of our shares, unless they, together with associates, hold 10% or more of our issued capital, tested either at the time of disposal or over any continuous 12 month period in the 24 months prior to disposal, and the value of our shares at the time of disposal are wholly or principally attributable to Australian real property assets.

Australian capital gains tax applies to net capital gains at a taxpayer’s marginal tax rate. Previously, certain shareholders, such as individuals were entitled to a discount of 50% for capital gains on shares held for greater than 12 months. However, as part of the 2012-2013 Federal Budget measures, the Australian Government announced changes to the application of the CGT discount for foreign resident individuals on taxable Australian assets, including shares. These changes became effective on 29 June 2013.

The effect of the change is to:

●	Retain access to the full CGT discount for discount capital gains of foreign resident individuals in respect of the increase in the value of a CGT asset that occurred before 9 May 2013; and

●	Remove the CGT discount for discount capital gains for foreign resident individuals that arise after 8 May 2013.

Foreign residents will still have access to a discount on discount capital gains accrued prior to 8 May 2013 provided they choose to obtain a market valuation for their assets as at that date.

Net capital gains are calculated after reduction for capital losses, which may only be offset against capital gains.

Tax on Sales or Other Dispositions of Shares - Shareholders Holding Shares on Revenue Account

Some non-Australian resident shareholders may hold shares on revenue rather than on capital account, for example, share traders. These shareholders may have the gains made on the sale or other disposal of the shares included in their assessable income under the ordinary income provisions of the income tax law, if the gains are sourced in Australia.

Non-Australian resident shareholders assessable under these ordinary income provisions in respect of gains made on shares held on revenue account would be assessed for such gains at the Australian tax rates for non-Australian residents, which start at a marginal rate of 32.5% for non-Australian resident individuals. Some relief from the Australian income tax may be available to such non-Australian resident shareholders under the Double Taxation Convention between the U.S. and Australia, for example, because the shareholder does not have a permanent establishment in Australia.

To the extent an amount would be included in a non-Australian resident shareholder’s assessable income under both the capital gains tax provisions and the ordinary income provisions, the capital gain amount would generally be reduced, so that the shareholder would not be subject to double tax on any part of the income gain or capital gain.

Dual Residency

If a shareholder were a resident of both Australia and the U.S. under those countries’ domestic taxation laws, that shareholder may be subject to tax as an Australian resident. If, however, the shareholder is determined to be a U.S. resident for the purposes of the Double Taxation Convention between the U.S. and Australia, the Australian tax applicable would be limited by the Double Taxation Convention. Shareholders should obtain specialist taxation advice in these circumstances.

Stamp Duty

A transfer of shares of a company listed on the ASX is not subject to Australian stamp duty except in some circumstances where one person, or associated persons, acquires 90% or more of the shares.

Australian Death Duty

Australia does not have estate or death duties. No capital gains tax liability is realized upon the inheritance of a deceased person’s shares. The disposal of inherited shares by beneficiaries, may, however, give rise to a capital gains tax liability.

Goods and Services Tax

The issue or transfer of shares will not incur Australian goods and services.

United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences that generally apply to U.S. Holders (as defined below) who hold ADSs as capital assets. This summary is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial and administrative interpretations thereof, and the bilateral taxation convention between Australia and the U.S., or the Tax Treaty, all as in effect on the date hereof and all of which are subject to change either prospectively or retroactively. This summary does not discuss all the tax consequences that may be relevant to an investment in ADSs by a U.S. Holder in light of such holder’s particular circumstances or to U.S. Holders subject to special rules, including broker-dealers, financial institutions, certain insurance companies, investors liable for alternative minimum tax, tax-exempt organizations, regulated investment companies, non-resident aliens of the U.S. or taxpayers whose functional currency is not the U.S. dollar, persons who hold the ADSs through partnerships or other pass-through entities, persons who acquired their ADSs through the exercise or cancellation of any employee stock options or otherwise as compensation for their services, investors that actually or constructively own 10% or more of our shares by vote or value, and investors holding ADSs as part of a straddle or appreciated financial position or as part of a hedging or conversion transaction.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns ADSs, the U.S. federal income tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership that owns ADSs and the partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of holding and disposing of ADSs.

This summary does not address the effect of any U.S. federal taxation other than U.S. federal income taxation. In addition, this summary does not include any discussion of U.S. federal estate and gift tax, state, local or foreign taxation. You are urged to consult your tax advisors regarding the foreign and U.S. federal, state and local tax considerations of an investment in ADSs.

For purposes of this summary, the term “U.S. Holder” means an individual who is a citizen or, for U.S. federal income tax purposes, a resident of the U.S., a corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S. or any political subdivision thereof, an estate whose income is subject to U.S. federal income tax regardless of its source, or a trust if (a) a court within the U.S. is able to exercise primary supervision over administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends

For U.S. federal income tax purposes, U.S. Holders of ADSs will be treated as owning the underlying ordinary shares represented by the ADSs held by them. Subject to the passive foreign investment company, or PFIC rules discussed below, the gross amount of any distributions received with respect to the underlying ordinary shares represented by the ADSs, including the amount of any Australian taxes withheld therefrom, will constitute dividends for U.S. federal income tax purposes, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. You will be required to include this amount of dividends in gross income as ordinary income. Distributions in excess of our earnings and profits will be treated as a non-taxable return of capital to the extent of your tax basis in the ADSs, and any amount in excess of your tax basis will be treated as gain from the sale of ADSs. See “Disposition of ADSs” below for the discussion on the taxation of capital gains. Dividends will not qualify for the dividends-received deduction generally available to corporations under Section 243 of the Code.

Dividends that we pay in Australian dollars, including the amount of any Australian taxes withheld therefrom, will be included in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day such dividends are received. A U.S. Holder who receives payment in Australian dollars and converts Australian dollars into U.S. dollars at an exchange rate other than the rate in effect on such day will likely have a foreign currency exchange gain or loss, which would be treated as U.S.-source ordinary income or loss.

Subject to complex limitations, any Australian withholding tax imposed on our dividends will be a foreign income tax eligible for credit against a U.S. Holder’s U.S. federal income tax liability (or, alternatively, for deduction against income in determining such tax liability). The limitations set forth in the Code include computational rules under which foreign tax credits allowable with respect to specific classes of income cannot exceed the U.S. federal income taxes otherwise payable with respect to each such class of income. Dividends generally will be treated as foreign-source passive category income or general category income for U.S. foreign tax credit purposes, depending upon the holder’s circumstances. A U.S. Holder will be denied a foreign tax credit with respect to Australian income tax withheld from dividends received with respect to the underlying ordinary shares represented by the ADSs to the extent such U.S. Holder has not held the ADSs for at least 16 days of the 31-day period beginning on the date that is 15 days before the ex-dividend date or to the extent such U.S. Holder is under an obligation to make related payments with respect to substantially similar or related property. Any days during which a U.S. Holder has substantially diminished its risk of loss on the ADSs are not counted toward meeting the 16-day holding period required by the statute. The rules relating to the determination of the foreign tax credit are complex. You should consult with your own tax advisors to determine whether and to what extent you would be entitled to this credit.

Subject to certain limitations, “qualified dividend income” received by a non-corporate U.S. Holder will be subject to tax at a reduced maximum tax rate of 20 percent. Distributions taxable as dividends generally qualify for the 20 percent rate provided that either: (i) the issuer is entitled to benefits under the Tax Treaty or (ii) the ADSs are readily tradable on an established securities market in the U.S. and certain other requirements are met. We believe that we are entitled to benefits under the Tax Treaty and that the ADSs currently are readily tradable on an established securities market in the U.S. However, no assurance can be given that the ADSs will remain readily tradable. Furthermore, the reduced rate does not apply to dividends received from PFICs. The amount of foreign tax credit is limited in the case of foreign qualified dividend income. U.S. Holders of ADSs should consult their own tax advisors regarding the effect of these rules in their particular circumstances.

Disposition of ADSs

If you sell or otherwise dispose of ADSs, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other disposition and your adjusted tax basis in the ADSs. Subject to the PFIC rules discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if you have held the ADSs for more than one year at the time of the sale or other disposition. In general, any gain that you recognize on the sale or other disposition of ADSs will be U.S.-source for purposes of the foreign tax credit limitation; losses will generally be allocated against U.S.-source income. Deduction of capital losses is subject to certain limitations under the Code.

In the case of a cash basis U.S. Holder who receives Australian dollars in connection with the sale or disposition of ADSs, the amount realized will be based on the U.S. dollar value of the Australian dollars received with respect to the ADSs as determined on the settlement date of such exchange. A U.S. Holder who receives payment in Australian dollars and converts them into U.S. dollars at a conversion rate other than the rate in effect on the settlement date may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss.

An accrual basis U.S. Holder may elect the same treatment of foreign currency gain or loss required of cash basis taxpayers with respect to a sale or disposition of ADSs, provided that the election is applied consistently from year to year. Such election may not be changed without the consent of the Internal Revenue Service, or IRS. In the event that an accrual basis U.S. Holder does not elect to be treated as a cash basis taxpayer (pursuant to the Treasury regulations applicable to foreign currency transactions), such U.S. Holder may have a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the Australian dollars received prevailing on the trade date and the settlement date. Any such currency gain or loss would be treated as ordinary income or loss and would be in addition to gain or loss, if any, recognized by such U.S. Holder on the sale or other disposition of such ADSs.

Passive Foreign Investment Companies

The Code provides special, generally adverse, rules regarding certain distributions received by U.S. holders with respect to, and sales, exchanges and other dispositions, including pledges, of, shares of stock of a PFIC. A foreign corporation will be a PFIC for any taxable year if at least 75% of its gross income for the taxable year is passive income or at least 50% of its gross assets during the taxable year, based on a quarterly average and generally by value, produce or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, rents, royalties, gains from commodities and securities transactions and gains from the disposition of assets that produce or are held for the production of passive income. In determining whether a foreign corporation is a PFIC, a pro-rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Based on our business results for the last fiscal year and the composition of our assets, we believe that we were not a PFIC for U.S. federal income tax purposes for the taxable year ended June 30, 2018. However, the determination of PFIC status is a factual determination that must be made annually at the close of each taxable year and therefore, there can be no certainty as to our PFIC status for a taxable year until the close of that taxable year. Our PFIC status could change depending, among other things, upon a decrease in the trading price of our ordinary shares or ADSs and how quickly we make use of the proceeds from the IPO, as well as changes in the composition and relative values of our assets and the composition of our income. Moreover, the rules governing whether certain assets are active or passive are complex and in some cases their application can be uncertain. If we were a PFIC in any year during a U.S. holder’s holding period for the ordinary shares or ADSs, we generally would continue to be treated as a PFIC for each subsequent year during which the U.S. holder owned the ordinary shares or ADSs.

If we are a PFIC for any taxable year during which a U.S. holder holds ordinary shares or ADSs, any “excess distribution” that the holder receives and any gain recognized from a sale or other disposition (including a pledge) of such ordinary shares or ADSs will be subject to special tax rules, unless the holder makes a mark-to-market election or qualified electing fund election, as discussed below. Any distribution in a taxable year that is greater than 125% of the average annual distribution received by a U.S. holder during the shorter of the three preceding taxable years or such holder’s holding period for the ordinary shares or ADSs will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period for the ordinary shares or ADSs;
●	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC in the U.S. holder’s holding period, will be treated as ordinary income arising in the current taxable year; and
●	the amount allocated to each other year will be subject to income tax at the highest rate in effect for that year and applicable to the U.S. holder and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If we are a PFIC, the tax liability for amounts allocated to years prior to the year of disposition or excess distribution cannot be offset by any net operating loss, and gains (but not losses) recognized on the transfer of the ordinary shares or ADSs cannot be treated as capital gains, even if the ordinary shares or ADSs are held as capital assets. In addition, non-corporate U.S. holders will not be eligible for reduced rates of taxation on any dividends that we pay if we are a PFIC for either the taxable year in which the dividend is paid or the preceding year. Furthermore, unless otherwise provided by the U.S. Treasury Department, each U.S. holder of a PFIC is required to file an annual report containing such information as the U.S. Treasury Department may require.

If we are a PFIC for any taxable year during which any of our non-U.S. subsidiaries is also a PFIC, a U.S. holder of ordinary shares or ADSs during such year would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules to such subsidiary. You should consult your tax advisors regarding the tax consequences if the PFIC rules apply to any of our subsidiaries.

In certain circumstances, in lieu of being subject to the special tax rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available to U.S. holders of ADSs if the ADSs are listed on NASDAQ, which constitutes a qualified exchange, although there can be no assurance that the ADSs will be “regularly traded” for purposes of the mark-to-market election. It should also be noted that it is intended that only the ADSs and not the ordinary shares will be listed on NASDAQ. While we would expect the Australian Stock Exchange, on which the ordinary shares are listed, to be considered a qualified exchange, no assurance can be given as to whether the Australian Stock Exchange is a qualified exchange, or that the ordinary shares would be traded in sufficient frequency to be considered regularly traded for these purposes. Additionally, because a mark-to-market election cannot be made for equity interests in any lower-tier PFIC that we may own, a U.S. holder that makes a mark-to-mark election with respect to us may continue to be subject to the PFIC rules with respect to any indirect investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. If you make an effective mark-to-market election, you will include in each year that we are a PFIC as ordinary income the excess of the fair market value of your ordinary shares or ADSs at the end of your taxable year over your adjusted tax basis in the ordinary shares or ADSs. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the ordinary shares or ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make an effective mark-to-market election, any gain you recognize upon the sale or other disposition of your ordinary shares or ADSs in a year that we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Any gain or loss you recognize upon the sale or other disposition of your ordinary shares or ADSs in a year when we are not a PFIC will be a capital gain or loss. See “Disposition of ADSs” above for the treatment of capital gains and losses.

Your adjusted tax basis in the ordinary shares or ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares or ADSs are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. You are urged to consult your tax advisors about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances. In the case of a valid mark-to-market election, any distributions we make would generally be subject to the rules discussed above under “—Taxation of Dividends,” except the reduced rates of taxation on any dividends received from us would not apply if we are a PFIC.

Alternatively, you can sometimes avoid the PFIC rules described above by electing to treat us as a “qualified electing fund” under Section 1295 of the Code. However, this option will not be available to you because we do not intend to comply with the requirements necessary to permit you to make this election.

U.S. holders are urged to contact their own tax advisors regarding the determination of whether we are a PFIC and the tax consequences of such status.

Additional Tax on Investment Income

U.S. Holders that are individuals, estates, or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare contribution tax on net investment income, which will include dividends on and capital gains from the sale or other taxable disposition of ADSs, subject to certain limitations and exceptions.

Backup Withholding and Information Reporting

Payments in respect of ADSs may be subject to information reporting to the IRS and to U.S. backup withholding tax at a rate equal to the fourth lowest income tax rate applicable to individuals (which, under current law, is 28%). Backup withholding will not apply, however, if you (i) are a corporation or come within certain exempt categories and demonstrate the fact when so required or (ii) furnish a correct taxpayer identification number and make any other required certification.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. tax liability. A U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS, which is generally an annual income tax return.

U.S. individuals who hold certain specified foreign financial assets, including stock in a foreign corporation, with values in excess of certain thresholds are required to file IRS Form 8938 with their U.S. federal income tax return. Such form requires disclosure of information concerning such foreign assets, including their value. Failure to file the form when required is subject to penalties. An exemption from reporting applies to foreign assets held through a U.S. financial institution, generally including a non-U.S. branch or subsidiary of a U.S. institution and a U.S. branch of a non-U.S. institution. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our ADSs.

LEGAL MATTERS

The validity of the ordinary shares represented by the ADSs and the Warrants to be issued in this offering will be passed upon for us by Francis Abourizk Lightowlers, our Australian counsel. Certain matters as to U.S. federal law and New York state law will be passed upon for us by Carter Ledyard & Milburn LLP, our U.S. counsel.

EXPERTS

The consolidated financial statements as of and for the year ended June 30, 2018 incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated  by reference in reliance upon the report of Grant Thornton Audit Pty Ltd., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements as of June 30, 2017 and for the years ended June 30, 2017 and 2016 incorporated by reference in this prospectus and elsewhere in the registration statement, have been so included in reliance upon the report of Marcum LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

OFFERING EXPENSES

We estimate the following expenses in connection with this prospectus:

SEC Registration Fee	A$
Legal fees and expenses	7,510
Accountants’ fees and expenses	31,170
Miscellaneous	Nil
Total	$38,680

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited company incorporated under the laws of Australia. Certain of our directors are non-residents of the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for you to:

●	effect service of process within the United States upon our non-U.S. resident directors or on us;

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the United States courts in any action, including actions under the civil liability provisions of U.S. securities laws;

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

●	bring an original action in an Australian court to enforce liabilities against our non-U.S. resident directors or us based solely upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments that are obtained in U.S courts against any of our non-U.S. resident directors or us, including actions under the civil liability provisions of the U.S. securities laws.

With that noted, there are no treaties between Australia and the United States that would affect the recognition or enforcement of foreign judgments in Australia. We also note that investors may be able to bring an original action in an Australian court against us to enforce liabilities based in part upon U.S. federal securities laws.

The disclosure in this section is not based on the opinion of counsel.

We have appointed Delaney Corporate Services Ltd. at 99 Washington Avenue, Suite 805A, Albany, New York 12210, as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

ENFORCEABILITY OF CIVIL LIABILITIES AND
AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated in Australia, most of our executive officers and directors and the Australian experts named herein are non-residents of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor that begins with “Service and enforcement of legal process” under the heading “Risk Factors.” We have appointed Puglisi and Associates as our agent for service of process in the United States.

We are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We publish annually an annual report filed on Form 20-F containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. We prepare our annual financial statements in Australian Dollars and in accordance with International Financial Reporting Standards as issued by the  International Accounting Standards Board. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement as relevant. You should read this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned under “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3, including relevant exhibits and schedules, under the Securities Act with respect to the ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in this prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares represented by ADSs. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete and reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. All information we file with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. Please visit the SEC’s website at www.sec.gov for further information on the SEC’s public reference room.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the registration statement, but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

Our annual report on Form 20-F for the year ended June 30, 2018, filed with the SEC on October 31, 2018;

Our Form 6-Ks filed with the SEC on November 9, 2018 , November 19, 2018 (2 filings), November 27, 2018 and January 3, 2019; and

The description of the ADSs and ordinary shares contained in our Form 8-A filed with the SEC on May 25, 2017.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

Immuron Limited
Level 3
62 Lygon Street
Carlton South, Victoria Australia 3053

Attn: Chief Financial Officer

You may also obtain information about us by visiting our website at www.immuron.com.au. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Australian law.    Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

●	a liability owed to the company or a related body corporate of the company;

●	a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 961M, 1317H, 1317HA or 1317HB of the Australian Corporations Act 2001;

●	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith;

●	legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:

●	in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;

●	in defending or resisting criminal proceedings in which the officer or director is found guilty;

●	in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities & Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); or

●	in connection with proceedings for relief to the officer or a director under the Corporations Act, in which the court denies the relief.

Constitution.    Our Constitution provides, except to the extent prohibited by the law and the Corporations Act, for the indemnification of every person who is or has been an officer or a director of the company against liability (other than legal costs that are unreasonable) incurred by that person as an officer or director. This includes any liability incurred by that person in their capacity as an officer or director of a subsidiary of the company where the company requested that person to accept that appointment.

Indemnification Agreements.    Pursuant to Deeds of Access, Insurance and Indemnity, the form of which is filed as Exhibit 10.9 to this registration statement, we have agreed to indemnify our directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director.

SEC Position.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to the underwriting agreement for this offering, the form of which is filed as Exhibit 1.1 to this registration statement, the underwriters will agree to indemnify our directors and officers and persons controlling us, within the meaning of the Securities Act, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

Item 9. Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibits	Description

1.1	Form of Underwriting Agreement*

3.1	Constitution of Immuron Limited*

4.1	Form of Deposit Agreement between Immuron Limited and The Bank of New York Mellon, as depositary, and Owners and Holders of the American Depositary Shares*

4.2	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.1)*

4.3	Form of Representative’s Warrant (included in Exhibit 1.1)*

5.1	Opinion of Francis Abourizk Lightowlers regarding the validity of the ordinary shares being issued

23.1	Consent of Francis Abourizk Lightowlers (see Exhibit 5.1)

23.2	Consent of Grant Thornton Audit Pty Ltd.

23.3	Consent of Marcum LLP

24.1	Power of Attorney (contained on the signature page to this registration statement)

* Previously filed

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in United States of America, on January 14, 2019.

IMMURON LIMITED

By:	/s/ Gary S. Jacob
Gary S. Jacob, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below does hereby constitute and appoint Gary Jacob and Phillip Hains and each of them singly (with full power to act alone), as his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant, any and all amendments and supplements (and any and all prospectus supplements, stickers and post-effective amendments) to this registration statement with all exhibits thereto, and sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any applicable securities exchange, securities self-regulatory body or other regulatory entity, granting unto said attorneys-in-fact and agents, and each of them (with full power to act alone) full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger Aston Name: Roger Aston	Non-Executive Chairman	January 14, 2019

/s/ Gary Jacob Name: Gary Jacob	Chief Executive Officer (principal executive officer)	January 14, 2019

/s/ Jerry Kanellos Name: Jerry Kanellos	Chief Operating Officer	January 14, 2019

/s/ Phillip Hains Name: Phillip Hains	Chief Financial Officer and Secretary (principal financial officer and principal accounting officer)	January 14, 2019

/s/ Stephen Anastasiou Name: Stephen Anastasiou	Director	January 14, 2019

/s/ Daniel Pollock Name: Daniel Pollock	Director	January 14, 2019

/s/ Peter Anastasiou Name: Peter Anastasiou	Executive Vice Chairman	January 14, 2019

/s/ Richard J. Berman	Director	January 14, 2019
Name: Richard J. Berman

/s/ Ravi Savariryan	Director	January 14, 2019
Name: Ravi Savariryan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Immuron Limited, has signed this registration statement or amendment thereto in Newark, Delaware on January 14, 2019.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Managing Director
Puglisi & Associates

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